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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cymer, Inc. (successor to Cymer Laser Technologies) on Form S-1 of our report dated August 9, 1996 (August 21, 1996 as to the second paragraph in Note 1 and Note 12; which report contains an explanatory paragraph that describes a change during 1994 in the Company's method of accounting for the accretion on the Company's Redeemable Convertible Preferred Stock), appearing in the Registration Statement No, 333-17193 of Cymer, Inc. filed with the Securities and Exchange Commission.


DELOITTE & TOUCHE LLP

San Diego, California
December 12, 1996